Exhibit 99.54

LOS ANGELES, Aug. 27 - Cord Blood America, Inc. (OTC Bulletin Board: CBAI - News), is the umbilical cord blood stem cell preservation company (http://www.cordblood-america.com ) focused on bringing the life saving potential of stem cells to families in all 50 states and internationally. Matthew Schissler, CEO, is featured in an exclusive interview with Francis Gaskins posted at http://www.streetiq.com . The link to the interview is at http://www.streetiq.com/mp3/gaskins/cbai20070824.mp3 .

In the interview, Mr. Schissler discusses the Company's strong recent financial results, with six month revenues topping $4.04 million. Cord Blood America's CEO said he is particularly pleased with the excellent gross profit results, totaling $1.4 million for the first half of 2007, and providing the Company significantly more working capital.

The interview also touches on the Company's recent accretive acquisition of the assets of an umbilical cord blood stem cell company in South Carolina, a history of the growth of CBAI, and reasons why it is undervalued. Also, Mr. Schissler discusses why it is important for families to consider umbilical cord blood stem cell storage and the many possible therapeutic uses of these cells that could grow this sector dramatically.

About Cord Blood America

Cord Blood America (OTC Bulletin Board: CBAI - News) is the parent company of CorCell, which facilitates umbilical cord blood stem cell preservation for expectant parents and their children. Its mission is to be the most respected stem cell preservation company in the industry. Collected through a safe and non-invasive process, cord blood stem cells offer a powerful and potentially life-saving resource for treating a growing number of ailments, including cancer, leukemia, blood, and immune disorders. To find out more about Cord Blood America, Inc. (OTC Bulletin Board: CBAI - News), visit our website at http://www.corcell.com. For investor information, visit http://www.cordblood-america.com.

Forward-Looking Statements

Some statements made in this press release are forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate," "believe," "expect," "future," "intend," "plan," and similar expressions to identify forward-looking statements. These statements including those related to the growth of the industry, new stem cell treatments, and the Company's performance, are only predictions and are subject to certain risks, uncertainties and assumptions. Additional risks are identified and described in the Company's public filings with the Securities and Exchange Commission. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company's past performance is not necessarily indicative of its future performance. The Company does not undertake, and the Company specifically disclaims any obligation to update any forward-looking statements to reflect occurrences, developments, events, or circumstances after the date of such statement.

    CONTACT:

    Paul Knopick

    E & E Communications

    949/707-5365

    pknopick@eandecommunications.com